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Exhibit 10 (bb)

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------'

      THIS AGREEMENT is entered into as of January 1, 2006, by and between Dalrada Financial Corporation, it's subsidiaries and successors in interest (the Companies) joint and several, with its principal executive offices at 9449 Balboa Ave., Suite 210, San Diego, California 92123, and Brian Bonar, an individual residing at 2428 Oak Canyon Place, Escondido, California 92025, with reference to the following facts:

                                    RECITALS
                                    --------

      A. The Company desires to retain the association and services of Executive and is willing to engage his services on the terms and conditions set forth below.

      B. Executive desires to remain in the employ of the Companies for a specific period of time and is willing to do so on those terms and conditions.

                                    AGREEMENT
                                    ---------

      In consideration of the forgoing recitals and of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ Executive as President and CEO of the company and its subsidiaries, and Executive agrees to accept employment upon the terms and conditions set forth herein. Executive shall have such duties and responsibilities as may be delegated or assigned from time to time by the Company's Board of Directors (BOD).

      1.1 Executive agrees to devote substantially all of his productive time, energy and abilities to the proper and efficient discharge of his duties set forth above.

      1.2 Executive will not, without the prior written consent of the Company, directly or indirectly:

            (i) during the term of this Agreement, render services to a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise without the express permission of the Company's BOD; or

            (ii) during the term of this Agreement, engage in any business activity competitive with or adverse to the Company's or its subsidiaries; business whether alone, as a partner or a member, or as an officer, director, employee or shareholder of another business entity; provided, however, that this provision shall not prohibit Executive from being a shareholder in any publicly traded company, except that

            (iii) it is expressly understood by the company that Executive serves as Chairman and CEO of Warning Management Services Inc., and also serves as an officer and director of its subsidiaries. Thereby, the company agrees to exempt the aforementioned companies from 1.2 (i) and (ii).

            (iv) The company further agrees it will not reasonably withhold permission for Executive to hold positions on other companies, as a Board member and/or officer, providing these companies are not direct competitors of the Company.

      2. TERM. Subject to the termination provisions in Section 5 hereof, the term of Executive's employment shall be for a continuous five (5) year period, commencing as January 19, 2006 upon approval of the Board of Directors. The Term may be further extended by written amendment to the Agreement signed by both parties.

      3.    COMPENSATION.

      3.1 SALARY. For all services Executive may render to the Company during the Term of the Agreement, including services as an officer, or member of any committee of the Company, Executive, or his assigns, will be compensated, in the aggregate, Three Hundred and ninety-three thousand dollars ($393,000.00) per year. Annual increases will be up to 10% based performance criteria to be determined at a later date.



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      Such annual salary shall be payable in equal installments, in line with the pay practices of Dalrada, subject to income tax withholding and other payroll tax deductions required by applicable state and federal laws.

      3.2 STOCK. Employee will be issued common stock of Dalrada Financial Corporation sufficient to provide a 10% ownership position post reverse split which shares be maintained for a period of two years..

      3.3 BONUS. In addition to all other benefits and compensation provided by this Agreement, Employee shall be eligible for a quarterly bonus of $47,000 based on the Company achieves a net profit for that quarter (not including the executive's accrued bonus). This bonus incentive shall remain valid unless a written amendment signed by the employee and the BOD is made or upon termination of employment.

      3.4 EXPENSES. During the Term of this Agreement, the Company shall reimburse Executive for reasonable and authenticated out-of-pocket expenses incurred in connection with performance of Executive's duties hereunder, including reasonable travel expenses, food and lodging while away from home, and entertainment, subject to such policies as the Company may, from time to time, reasonable establish for its employees.

      3.5 OTHER BENEFITS. Subject to the terms hereof, Executive shall receive the same standard employment benefits as the other similarly situated employees of the Company generally shall from time to time receive, including for example, a company car, stock options, health, dental and vision (100% of this cost will be paid by the Company), and life insurance programs, vacation, sick leave, bonus plans and medical expense reimbursement plans as may be approved by the BOD. In addition, the Company may, in its sole discretion, grant such additional compensation or benefits it Executive from time to time, as it deems proper and desirable.

      4. PROPRIETARY INFORMATION. Executive acknowledges that Executive currently has knowledge, and during the term of this Agreement will gain further knowledge, of information not generally known about the Company and its present and future subsidiaries (collectively, the "Consolidated Company') and which gives the Consolidated Company an advantage over its competitors, including (without limitation) information of a technical nature, such as "know how," formulae, secret processes or machines, data processes, computer programs, inventions and research projects, and information of a business nature, such as information about costs, profits, markets, sales, Consolidated Company finances, employees, lists of customers and other information of a similar nature to the extent not available to the public, and plans for future development (collectively, "Confidential Information"). Executive agrees to keep secret all such Confidential Information of the Consolidated Company, including information received in confidence by the Consolidated Company from others, and agrees not to disclose any such Confidential Information to anyone outside the Consolidated Company except as required in the course of his duties. Executive acknowledges and agrees that all memoranda, notes, records, manuals, drawings, blueprints, equipment, actual property and the like relating to any such Confidential Information, shall be and remain the Consolidated Company's sole property, shall not be removed from the Consolidated Company's premises without the Company's express prior written consent and shall be promptly delivered to the Company upon termination of Executive's employment or at any time the Company may so request, including all copies of such materials which Executive may then possess or have under his control.

      5. TERMINATION OF EMPLOYMENT. This Agreement is terminable prior to the expiration of the Term in the manner and to the extent set forth in this Section 5, and not otherwise.

      5.1 DEATH. In the event of the death of Employee during the term hereof, the Company within ten (10) day of receiving notice of such death, shall pay Employee's estate all salary due or accrued as of the date of his/her death, and all accrued vacation pay and bonuses due, and the Company shall continue to pay Employee's salary for eighteen (18) months, or through the term of this agreement (whichever is higher) following the date of death to Employee's estate or such other person as employee may hereafter designate in writing. In addition, notwithstanding anything to the contrary contained herein or in any other agreement with respect thereto, all equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company shall immediately vest and the right to exercise these securities shall be held by Employee's estate or such other person as employee may here after designate in writing.

      5.2. DISABILITY. In the event of mental or physical Disability of Employee during the term hereof, the Company, within ten (10) day following the determination of Disability, shall pay Employee all salary due or accrued as of the date of his/her disability, and all accrued vacation pay and bonuses due, and the Company shall continue to pay Employee's salary for eighteen (18) months following the date of disability, or through the term of this agreement (whichever is higher) to Employee's estate or such other person as employee may hereafter designate in writing. In addition, notwithstanding anything to the contrary contained herein or in any other agreement with respect thereto, all equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company shall immediately vest and the right to exercise these securities shall be held by Employee's estate or such other person as employee may here after designate in writing.



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      5.3   TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time without further delay for Executive's willful misconduct including, but not limited to, fraud, dishonesty, willful breach or habitual neglect of duties, disclosure of Confidential Information, and engagement in any activity competitive with or materially adverse to the Consolidated Company or for unsatisfactory performance during the Term of this Agreement, if such misconduct or unsatisfactory performance is material and not remedied by Executive within ten (10) days after written notice by the Company of same.

      5.3A Executive will be subject to performance reviews. Objectives will be mutually agreed to prior to each Fiscal Year and performance will be judged according to the successful completion of Corporate and personal performance objectives. Termination for unsatisfactory performance shall also be Termination for Cause.

      5.3B Should the Company not be profitable or not have sufficient cash flow or other resources to pay Executive, moneys then owed shall be accrued and paid for when and if the Company has sufficient cash. If the Company fails to pay Executive for up to a sixty (60) day period, the Executive may voluntarily terminate this Agreement and the company shall have no obligation to pay the Executive any amounts other than earned or accrued salary, vacation or other benefits through the date of the Executive's voluntary termination within seventy-two (72) hours of Executive's voluntary termination of this agreement.

      5.4 VOLUNTARY TERMINATION. At any time during the Term, and for any reason, Executive may voluntarily terminate this Agreement and resign from the employment of the Company. Sixty- (60) day's prior written notice to the Company shall effect such termination and resignation.

      5.5 TERMINATION FOR GOOD REASON. At any time during the Term, the Executive may voluntarily terminate this Agreement and resign from the employment of the Company for Good Reason, as defined below. Such termination and resignation shall be effected by a sixty (60) days prior written notice to the Company. "Good Reason" shall mean termination based upon;

            (i) The assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company as in effect immediately prior to such assignment, or a significant change in such Executive's reporting responsibilities or offices as in effect immediately prior to such change, except in connection with the termination of the Executive's employment pursuant to Sections 5.1, 5.2, 5.3, 5.4, or 5.6;

            (ii) A reduction by the Company in the Executive's compensation as set forth in Section 3.1 hereof which is not consented to by the Executive; The Executive may withdraw any prior consent upon 30 days prior written notice to the Company;

            (iii) The requirement by the Company that the Executive be based anywhere other that the Company's office in San Diego, CA., except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations, or in the event the Executive consents to any such relocation, the failure by the Company to pay (or to reimburse the Executive) for all reasonable moving expenses in connection with any such relocation.

            In the event of Termination for Good Reason, the Company shall nonetheless pay to Executive an amount equal to eighteen (18) months salary as provide in Section 3.1, together with any other compensation or benefits due hereunder, all in a lump sum within seventy-two (72) hours after such termination, or in the event the Company does not have sufficient cash flow or other resources to pay Executive, no later than ninety (90) days after such termination.

      5.6 TERMINATION WITHOUT CAUSE. At any time during the Term, and for any reason or no reason (except as provided in Sections 5.1, 5.2, 5.3 or 5.4), the Company may terminate Executive's employment, provided only that the Company shall nonetheless pay to Executive an amount equal to eighteen (18) months salary as provided in Section 3.1, together with any other compensation or benefits due hereunder, all in a lump sum within seventy-two (72) hours after such termination, or in the event the Company does not have sufficient cash flow or other resources to pay Executive no later than ninety (90) days after such termination.



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            Change in corporate control - should the management or ownership of the Company change substantially, Executive may terminated with the same conditions, as paragraph 5.6.

      5.7   EFFECT OF TERMINATION.

            (i) In the event Executive's employment is terminated by the Company for cause pursuant to Section 5.3,5.3A and or 5.3B above, all compensation and other benefits due under this Agreement shall (except as otherwise provided in this Agreement) cease as of the date of such termination of employment (`Employment Termination Date'). In the event the Company for good reason terminates Executive's employment and/or without cause, Executive shall receive an amount equal to six- (6) months salary as provided in Section 3.1.

            (ii) In the event Executive's employment is terminated upon Executive's death and/or permanent disability pursuant to
                  Section 5.1 or 5.2, respectively, the Company shall pay to Executive, his estate or representative Executive's salary as provided in Section 3.1, together with any other compensation or benefits due hereunder, for the remainder of the five-year Term.

            (iii) In the event Executive's employment is terminated for any reason and the company has previously purchased an insurance policy on Executive's life, payable to Executives heirs, the Company shall not terminate such policy before its scheduled expiration, seek any refund of any portion of premiums already paid, or change the beneficiaries under such policy.

            (iv) In the event Executive's employment is terminated for any reason, (a) Executive and his family member shall, in addition to their COBRA rights, have the same rights with respect to disability and life insurance as they would have had if disability and life insurance were covered by COBRA to the same extent medical coverage is, (b) Executive and his family members shall have the same rights with respect to medical, disability and life insurance as they would have had if (i) disability and life insurance were covered by COBRA to the same extent medical coverage is and (ii) [termination date] were the Employment Termination Date, and (c) should Executive die within 18 month after the Employment Termination Date at a time when his medical and/or disability insurance is continuing in force pursuant to COBRA, Section 5.6, Section
                  5.7 (iv)(a) or Section 5.7 (iv)(b), his family members hall have a new and further right to continue such medial and/or disability insurance for 36 months as if Executive's death were an Employment Termination Date to which Section 5.7
                  (iv)(a) were applicable.

      5.8 SEVERANCE PAY. In the event Executive's employment terminates upon the scheduled expiration of the term and the Company determines not to offer continuing employment to Executive, or in the event Executive's employment terminates under Section 5.6 within six months before the scheduled expiration the Term, then Executive shall be entitled to be paid, in addition to all other amounts, due him, one-half of his "Year 3" annual salary, all in a lump sum within 72 hours after the Employment Termination Date, or in the event the Company does not have sufficient cash flow or other resources to pay Executive, no later than ninety (90) days after termination.

      6. SPECIFIC ENFORCEMENT. Executive is obligated under the Agreement to render service of a special, unique, unusual, extraordinary, and intellectual character, thereby giving this Agreement peculiar value, so that the loss thereof cannot be reasonable or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right during the Term to compel specific performance hereof by Executive and/or obtain injunctive relief against the performance of services elsewhere by Executive, without the posting of any bond or other security.



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      7.    CONTROVERSIES. Any controversy or claim arising out of or relating to Executive's employment and this Agreement, the breach hereof, or the coverage of this arbitration provision, shall be settled by arbitration in Orange County, CA., which arbitration shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as such rules shall be in effect on the date of delivery of demand for arbitration. The arbitration of such issues, including the determination of the amount of any damages suffered by any party, shall be to the exclusion of any court of law. The decision of the arbitrators or a majority of them shall be final and binding upon the parties and the personal representatives, executors, heirs, or devisees of Executive, if applicable. There shall be three arbitrators, one to be chosen directly by the Executive, the second by the company and the third by the two arbitrators selected by it or him/her and/or its own attorneys, the expenses of witnesses and all other expenses connected with the presentation of such party's case. The costs of the arbitration including the cost of the record of transcripts thereof, if any, administrative fees, and all other fees and cost, including those of the third arbitrator, shall be borne one-half by Executive and one-half by the company.

      8. TAX CONSEQUENCES. The Company shall have no obligation to Executive with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder. Any distributions made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then applicable laws or regulations of any state or federal taxing authority.

      9.    GENERAL PROVISIONS.

      9.1 The failure to enforce any provision of the Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

      9.2 Any notice to be given to the Company under the terms of the Agreement shall be addressed to the Company, to the attention of the CEO and Board of Directors, at the address of its executive office set forth above, and any notice to be given to the Executive shall be addressed to him/her at the residence address set forth above, or such other address as Company and/or Executive may hereafter designate in writing to the other. Any notice shall be deemed duly given when personally deliver or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid, as provided herein.

      9.3 The provision of the Agreement are severable, and if any provision of the Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

      9.4 Neither Executive nor the Company may assign this Agreement without the prior written consent of the other; provided that this Agreement may be assigned to any successor to the Company's business without Executive's consent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Executive's rights under this Agreement shall inure to the benefit of the be binding upon his heirs and executors.

      9.5 This Agreement supersedes all prior and contemporaneous negotiations, agreements and understanding between the parties related to the subject matter of the Agreement, oral or written. This document constitutes the final and complete embodiment of the agreements. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

      9.6 This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

EXECUTIVE:                              DALRADA FINANCIAL CORP;


----------------------                  --------------------------
     Brian Bonar                                 Eric Gaer
                                          Director and Secretary

                                        --------------------------
                                             Dr. Richard Green
                                                  Director

                                        --------------------------
                                             Stanley Hirschman
                                                  Director

                                        --------------------------
                                              David Lieberman
                                                  Director